FOR IMMEDIATE RELEASE

TUCOWS INC. REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER OF 2011

TORONTO, May 11, 2011 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the first quarter ended March 31, 2011. All figures are in U.S. dollars.

Summary Financial Results
(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Mar. 31, 2011 (unaudited)	3 Months Ended Mar. 31, 2010 (unaudited)
Net revenue	22,555	20,445
Loss (gain) on change in fair value of forward exchange contracts	113	(114)
Other income	323	-
Net income for the period	728	569
Net earnings per common share	0.01	0.01
Net cash provided by operating activities	762	1,379

Summary of Revenues and Cost of Revenues
(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Mar. 31, 2011 (unaudited)	3 Months Ended Mar. 31, 2010 (unaudited)	3 Months Ended Mar. 31, 2011 (unaudited)	3 Months Ended Mar. 31, 2010 (unaudited)
OpenSRS:
Domain services	17,541	15,403	14,573	12,616
Email services	685	638	102	107
Other services	1,235	1,094	400	387
Total OpenSRS services	19,461	17,135	15,075	13,110

YummyNames	1,392	1,711	178	203
Hover	1,195	1,130	419	400
Butterscotch	507	469	23	19

Network, other costs	-	-	1,263	1,193
Network, depreciation and amortization costs	-	-	256	385
Total revenue/cost of revenue	22,555	20,445	17,214	15,310

“The first quarter of 2011 saw solid top-line growth, with strong contributions across our business units,” said Elliot Noss, President and CEO of Tucows.  “Of particular note, OpenSRS processed more than two million domain registrations in a quarter for the first time and in April, surpassed 11 million domains under management. In addition, email services returned to year-over-year revenue growth with a strong quarter. With the release of our new unified control panel, we have largely completed a re-architecture of OpenSRS that significantly strengthens its potential as a service delivery platform for what we believe is the best distribution channel in the Internet economy.  We remain well positioned to consistently generate cash in the context of growth.”

Net revenue for the first quarter of 2011 increased 10.3% to $22.6 million from $20.4 million for the first quarter of 2010.

Net income for the first quarter of 2011 was $0.7 million, or $0.01 per share, compared with $0.6 million, or $0.01 per share, for the first quarter of 2010.  Net income for the first quarter of 2011 benefited from other income of $0.3 million generated by an additional payment related to patents that the Company assigned to a third party. As a significant proportion of the Company’s expenses are incurred in Canadian dollars, the strength of the Canadian dollar, which was on average 6% higher relative to U.S. dollar in the first quarter of 2011 versus the first quarter of 2010, had a dampening effect on net income. The Company has been able to mitigate some of the impact of the stronger Canadian through its currency hedging strategy, as well as improved operating efficiencies.

Deferred revenue at the end of the first quarter of 2011 was $64.9 million, an increase of 9.0% from $59.5 million at the end of the first quarter of 2010 and an increase of 3.7% from $62.6 million at the end of the fourth quarter of 2010.

Cash and cash equivalents at the end of the first quarter of 2011 were $4.2 million compared with $5.2 million at the end of the first quarter of 2010 and $4.2 million at the end of fourth quarter of 2010.  Cash flow from operating activities of $0.8 million in the first quarter of 2011 was offset by the use of $0.5 million for repayment of the Company's bank loan and $0.3 million for investment in equipment.

Conference Call
Tucows management will host a conference call today, Wednesday, May 11, 2011, at 5:00 p.m. (ET) to discuss it’s the Company’s first quarter 2011 results. Participants can access the conference call via the Internet at http://tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial [416-849-0833] or [1-800-642-1687] and enter the pass code 63305561 followed by the pound key.  The telephone replay will be available until Wednesday, May 18, 2011 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows
Tucows is a global Internet services company. OpenSRS manages over eleven million domain names and millions of email boxes through a reseller network of over 11,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  In particular, this release includes forward looking statements regarding our expectations as to our financial results, our future growth and our ability to generate cash and return capital to shareholders.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information:

Lawrence Chamberlain
TMX Equicom for Tucows Inc.
(416) 815-0700 ext. 257
lchamberlain@equicomgroup.com